                                                                 Rule 424(b)(5)
                                           Registration Statement No. 333-69065

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 28, 1998

                                $4,000,000,000

                       TRANSAMERICA FINANCE CORPORATION

                          MEDIUM-TERM NOTES, SERIES F
                    DUE 9 MONTHS OR MORE FROM DATE OF ISSUE

                                --------------

  Transamerica Finance Corporation (the "Company") may offer from time to time up to U.S.$4,000,000,000 (or its equivalent in foreign currencies) of its Medium-Term Notes, Series F (the "Notes"). The Company will describe the currencies, interest rates (including whether the interest rate is fixed or floating) and maturity dates of the Notes in pricing supplements to this Prospectus Supplement. The Notes may be issued as Senior Indebtedness or Subordinated Indebtedness (each as defined below). Each Note will have the following terms:

  . A maturity date, which will be at least 9 months from the date the Note is issued;
  . A fixed or floating interest rate. (Certain Notes issued at a discount may not bear interest.) The Company may determine the interest on floating rate Notes by using any of the following indexes, as specified in the applicable pricing supplement, or by using any other rate that the Company describes in the applicable pricing supplement:

    .  CD Rate                         .  Prime Rate
    .  Commercial Paper Rate           .  Treasury Rate
    .  Federal Funds Rate              .  CMT Rate
    .  LIBOR

  . A currency in which the Note will be denominated, which may be U.S. dollars or any foreign currency; and
  . An interest payment date or dates (unless otherwise indicated in the applicable pricing supplement, the interest payment dates for fixed rate notes will be March 1 and September 1 of each year).

  Unless the Company indicates otherwise in the applicable pricing supplement:
  . The Company will not have the right to redeem or repay the Notes prior to their maturity date;
  . The Company will issue the Notes only in a minimum denomination of U.S.$1,000, increased in multiples of $1,000, or the approximate equivalent in the foreign currency specified in the pricing supplement;
  . The Company will issue the Notes at 100% of their principal amounts; and . The Company will issue the Notes in book-entry form only.

  The Company may offer and sell Notes:
  . Through its agents (ABN AMRO Incorporated, Chase Securities Inc., Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette, First Chicago Capital Markets, Inc., Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, NationsBanc Montgomery Securities LLC, Prudential Securities, Salomon Smith Barney Inc., SG Cowen Securities Corporation and Warburg Dillon Read LLC) (each, an "Agent," and collectively, the "Agents") or through another agent as specified in the applicable pricing supplement;
  . To an Agent as principal for resale to other investors or dealers; or . Directly to investors.

  You must pay for the Notes in the currency specified in the applicable pricing supplement by delivering the purchase price to an Agent or, if the Company sells directly to you, to the Company, unless you make other payment arrangements.

  You should review the risks of investing in Notes as set forth in "Risk Factors" on page S-3 of this Prospectus Supplement.

  The Company estimates that it will receive between $3,970,000,000 and $3,995,000,000 in proceeds from the sale of the Notes. The precise amount the Company receives will depend on the total amount of commissions it pays, or discounts it offers, to the Agents. The Company will pay commissions to its Agents, or sell Notes to its Agents at discounts, ranging from .125% to .750% of the principal amount of each Note sold or purchased by the Agent (or for Notes maturing more than 30 years from the date of issue, another percentage that the Company negotiates with the Agents). The percentage will depend on the maturity date of the Note sold or purchased by the Agent. Out of its total proceeds, the Company expects to incur approximately $2,750,000 in expenses.

  These securities have not been approved by the Securities and Exchange Commission or any state securities commission nor have these organizations determined if this Prospectus Supplement, the Prospectus or any pricing supplement is accurate and complete. Any representation to the contrary is a criminal offense.

         ABN AMRO INCORPORATED                  CHASE SECURITIES INC.
      CREDIT SUISSE FIRST BOSTON            DONALDSON, LUFKIN & JENRETTE
  FIRST CHICAGO CAPITAL MARKETS, INC.           GOLDMAN, SACHS & CO.
            LEHMAN BROTHERS                      MERRILL LYNCH & CO.
           J.P. MORGAN & CO.                 MORGAN STANLEY DEAN WITTER
 NATIONSBANC MONTGOMERY SECURITIES LLC          PRUDENTIAL SECURITIES
         SALOMON SMITH BARNEY                         SG COWEN
        WARBURG DILLON READ LLC

                                --------------

           The date of this Prospectus Supplement is January 5, 1999

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
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
About this Prospectus Supplement and Pricing Supplements...................  S-3
Important Currency Information.............................................  S-3
Risk Factors...............................................................  S-3
  Structure Risks..........................................................  S-3
  Exchange Rates and Exchange Controls.....................................  S-4
Description of Notes.......................................................  S-5
  General..................................................................  S-5
  Payment of Principal and Interest........................................  S-7
  Fixed Rate Notes.........................................................  S-8
  Floating Rate Notes......................................................  S-8
  Book-Entry System........................................................ S-17
  Redemption............................................................... S-19
  Repayment And Repurchase................................................. S-19
  Defeasance and Covenant Defeasance....................................... S-20
Certain United States Federal Income Tax Consequences...................... S-21
  United States Holders.................................................... S-21
  Non-United States Holders................................................ S-28
Plan of Distribution....................................................... S-29
Legal Opinions............................................................. S-30

                                   PROSPECTUS

                                                                            PAGE
                                                                            ----
Where You Can Find More Information........................................    3
Disclosure Regarding Forward-Looking Statements............................    4
Transamerica Finance Corporation...........................................    4
Application of Proceeds....................................................    4
Consolidated Ratio of Earnings to Fixed Charges............................    4
Description of Debt Securities.............................................    5
Description of Warrants....................................................   14
Plan of Distribution.......................................................   15
Legal Opinions.............................................................   16
Experts....................................................................   16

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT. WE ARE OFFERING TO SELL THE NOTES, AND SEEKING OFFERS TO BUY THE NOTES, ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT IS ACCURATE ONLY AS OF THEIR RESPECTIVE DATES, REGARDLESS OF THE TIME OF THEIR DELIVERY OR ANY SALE OF THE NOTES.

                        ABOUT THIS PROSPECTUS SUPPLEMENT
                            AND PRICING SUPPLEMENTS

  This Prospectus Supplement sets forth certain terms of the Notes that the Company may offer. It supplements the "Description of Debt Securities" in the accompanying Prospectus. This Prospectus Supplement supersedes the Prospectus to the extent it contains information that is different from the information in the prospectus.

  Each time the Company offers Notes, it will attach a pricing supplement (the "Pricing Supplement") to this Prospectus Supplement. The Pricing Supplement will contain the specific description of the Notes the Company is offering and the terms of the offering. The Pricing Supplement will supersede this Prospectus Supplement to the extent it contains information that is different from the information contained in this Prospectus Supplement.

  It is important for you to read and consider all information contained in this Prospectus Supplement and the accompanying Prospectus and Pricing Supplement in making your investment decision. You should also read and consider the information contained in the documents identified in "Where You Can Find More Information" in the Prospectus.

                         IMPORTANT CURRENCY INFORMATION

  Purchasers are required to pay for each Note in U.S. dollars, a foreign currency or units of a foreign composite currency (the "Specified Currency") for such Note. Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies and vice versa, and banks currently do not offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested by a prospective purchaser of Notes denominated in a Specified Currency other than U.S. dollars ("Foreign Currency Notes"), the Agent soliciting the offer to purchase will arrange for the conversion of U.S. dollars into such Specified Currency to enable the purchaser to pay for such Foreign Currency Notes. Such requests must be made on or before the third Business Day (as defined below) preceding the date of delivery of the Foreign Currency Notes, or by such other date as determined by such Agent. Each such conversion will be made by the relevant Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of exchange will be borne by purchasers of the Foreign Currency Notes.

                                  RISK FACTORS

  Your investment in the Notes will include certain risks. In consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the particular Notes is suitable for you. Such Notes are not an appropriate investment for you if you are unsophisticated with respect to the significant elements of the Notes and/or financial matters.

STRUCTURE RISKS

 General

  If you invest in Notes indexed to one or more interest rates, currencies or other indices or formulas, there will be significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. Such risks include fluctuation of the indices or formulas and the possibility that you will receive a lower (or no) amount of principal, premium or interest, and at different times, than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of such risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the Notes contains a multiplier or leverage factor, the effect of any change in such index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile, and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

 Redemption

  If your Notes are redeemable at our option or are otherwise subject to mandatory redemption, we may choose to redeem (in the case of optional redemption) or must (in the case of mandatory redemption) redeem such Notes at times when prevailing interest rates may be relatively low. Accordingly, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on such Notes.

 Credit Rating

  The credit ratings on the Notes may not reflect the potential impact of all risks related to structure and other factors on the market value of your Notes. In addition, real or anticipated changes in our credit ratings will generally affect the market value of your Notes.

 Uncertain Trading Markets

  We cannot assure you that a trading market for your Notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market and market value of your Notes. These factors include:

  . the complexity and volatility of the index or formula applicable to the Notes;

  . the method of calculating the principal, premium, and interest in respect of the Notes;

  .  the time remaining to the maturity of the Notes;

  .  the outstanding amount of the Notes;

  .  the redemption features of the Notes;

  . the amount of other debt securities linked to the index or formula applicable to the Notes; and

  .  the level, direction and volatility of market interest rates generally.

  In addition, certain Notes may have a more limited trading market and experience more price volatility because they were designed for specific investment objectives or strategies. There may be a limited number of buyers when you decide to sell your Notes. This may affect the price you receive for your Notes or your ability to sell your Notes at all. You should not purchase Notes unless you understand and know you can bear the foregoing investment risks.

EXCHANGE RATES AND EXCHANGE CONTROLS

  If you invest in Foreign Currency Notes, there will be significant risks that are not associated with an investment in a debt security denominated and payable in U.S. dollars. These risks include the possibility of material changes in the exchange rate between U.S. dollars and your payment currency and the possibility that either the United States or foreign governments will impose or modify foreign exchange controls. We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. Moreover, if payments on your Foreign Currency Notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. In recent years, the exchange rates between certain currencies have been highly volatile, and volatility between such currencies or with other currencies may be expected in the future. Fluctuations between currencies in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of your payment currency would result in a decrease in the U.S. dollar equivalent yield of your Foreign Currency Notes, in the U.S. dollar equivalent value of the principal and any premium payable at maturity or earlier redemption of your Foreign Currency Notes and, generally, in the U.S. dollar equivalent market value of your Foreign Currency Notes.

  Governmental exchange controls could affect exchange rates and the availability of your payment currency on a required payment date. Even if there are no exchange controls, it is possible that your payment currency will not be available on a required payment date due to circumstances beyond our control. In such cases, we will be allowed to satisfy our obligations on your Foreign Currency Notes in U.S. dollars.

                              DESCRIPTION OF NOTES

  The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth under the heading "Description of Debt Securities" in the accompanying Prospectus, to which description reference is hereby made. The provisions of the Notes summarized herein will apply to such Notes unless otherwise specified in the applicable Pricing Supplement and the applicable Note.

  Capitalized terms not defined in this Prospectus Supplement have the meanings assigned to such terms in the accompanying Prospectus. Unless otherwise indicated in the applicable Pricing Supplement, currency amounts in this Prospectus Supplement, the accompanying Prospectus and any Pricing Supplement are stated in United States dollars ("$", "dollars", "U.S. dollars" or "U.S.$").

GENERAL

  The Notes may be issued under the Senior Indenture or the Subordinated Indenture. The Notes issued under each Indenture will constitute a single series for purposes of such Indenture. Notes issued under the Senior Indenture will rank equally with all other Senior Indebtedness of the Company. Notes issued under the Subordinated Indenture will rank equally with all other Subordinated Indebtedness of the Company and, together with such other Subordinated Indebtedness, will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Company. See "Description of Debt Securities--Subordination" in the Prospectus. The Notes are currently limited to U.S.$4,000,000,000 in aggregate principal amount (or the equivalent thereof if any of the Notes are denominated other than in U.S. dollars). The foregoing limit, however, may be increased by the Company if in the future it determines that it may wish to sell additional Notes. The Company may from time to time sell additional series of Debt Securities, including additional series of medium-term notes. The U.S. dollar equivalent of the public offering price of Notes denominated in currencies other than U.S. dollars will be determined by the Exchange Rate Agent (as defined below) on the basis of the noon buying rate in The City of New York for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Rate") for such currencies on the applicable issue dates.

  The Notes will be offered on a continuing basis and will mature on any Business Day (as defined below) from 9 months or more from the date of issue, as selected by the purchaser and agreed to by the Company, and may be subject to redemption or repayment or renewal prior to the Maturity Date at the price or prices specified in the applicable Pricing Supplement. Each Note will bear interest at either (i) a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Notes issued at an Issue Price (as defined below) representing a discount from the principal amount payable at maturity or (ii) a floating rate determined by reference to the interest rate basis or combination of interest rate bases (the "Base Rate") specified in the applicable Pricing Supplement (a "Floating Rate Note") that may be adjusted by a Spread and/or Spread Multiplier (each as defined below).

  Each Note will be issued initially as either a Global Note registered in the name of a nominee of The Depository Trust Company, as Depositary, or other depositary (each such Note being referred to herein as a "Book-Entry Note") or a certificate issued in definitive form (a "Certificated Note"). Except as set forth below under "Book-Entry System," Book-Entry Notes will not be issuable in definitive form.

  The Notes will be issuable only in fully registered form. Unless otherwise specified in the applicable Pricing Supplement, the authorized denominations of the Notes denominated in U.S. dollars will be $1,000 or any larger amount that is an integral multiple of $1,000. The authorized denominations of Foreign Currency Notes will be set forth in the applicable Pricing Supplement.

  "Business Day" means any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: the day is (i) not a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York, (ii) with respect to Foreign Currency Notes,
(a) not a day on which banking institutions are authorized or required by law or regulation to close in the financial center of the country issuing the Specified Currency (which in the case of the lawful currency of the member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union (the "Euro") shall be London and Luxembourg) and (b) a day on which banking institutions in such financial center are carrying out transactions in such Specified Currency, and (iii) with respect to LIBOR Notes, a London Banking Day. Unless otherwise specified in the applicable Pricing Supplement, "London Banking Day" means any day (i) if the Index Currency (as defined below) is other than the Euro, on which dealings in deposits in such Index Currency are transacted in the London interbank market or (ii) if the Index Currency is the Euro, any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

  "Original Issue Discount Note" means a Note which has a stated redemption price at the Maturity Date that exceeds its Issue Price (as defined below) by more than a specified de minimis amount and which the applicable Pricing Supplement indicates will be an "Original Issue Discount Note."

  The Pricing Supplement relating to each Note will describe the following terms: (i) the Specified Currency with respect to such Note (and, if such Specified Currency is other than U.S. dollars, certain other terms relating to such Note, including the authorized denominations); (ii) whether such Note is a Fixed Rate Note or a Floating Rate Note and whether such Note is an Original Issue Discount Note; (iii) the price (expressed either as a dollar amount or as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price"); (iv) the date on which such Note will be issued (the "Original Issue Date"); (v) the date on which such Note will mature (the "Maturity Date"); (vi) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any; (vii) if such Note is a Floating Rate Note, the Base Rate(s), the Initial Interest Rate, the Interest Reset Period, the Interest Reset Dates, the Interest Payment Period, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and the Minimum Interest Rate, if any, and the Spread and/or Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note; (viii) whether such Note may be redeemed, repaid or renewed prior to the Maturity Date and, if so, the provisions relating to such redemption or repayment; (ix) whether such Note is represented by one or more global securities (the "Global Notes"), and, if so, any special provisions with respect to such Global Note or Notes; (x) whether such Note will be a Senior Security or a Subordinated Security; and (xi) any other terms of such Note not inconsistent with the provisions of the related Indenture.

  Certificated Notes may be presented for registration of transfer or exchange at the office of the applicable Trustee. The transfer or exchange of Book-Entry Notes will be effected as specified in "Book-Entry System" below.

  The Notes are referred to in the accompanying Prospectus as the "Debt Securities." For a description of the rights attaching to different series of Debt Securities under each Indenture, see "Description of Debt

Securities" in the Prospectus. Unless otherwise specified in the applicable Pricing Supplement, the Notes will have the terms described below.

PAYMENT OF PRINCIPAL AND INTEREST

  The principal of and any premium and interest on each Note is payable by the Company in the Specified Currency for such Note. If the Note is a Foreign Currency Note, the Company will (unless otherwise specified in the applicable Pricing Supplement) appoint an agent (the "Exchange Rate Agent") to determine the exchange rate for converting all payments in respect of such Note into U.S. dollars in the manner described in the following paragraph. Unless otherwise specified in the applicable Pricing Supplement, Bank of Montreal Trust Company will act as the Exchange Rate Agent. Notwithstanding the foregoing, the Holder of a Foreign Currency Note may (if the applicable Pricing Supplement and the Note so indicate) elect to receive all such payments in the Specified Currency by delivery of a written request to the applicable Trustee not later than fifteen calendar days prior to the applicable payment date. Such election will remain in effect until revoked by written notice to the applicable Trustee received not later than fifteen calendar days prior to the applicable payment date.

  Unless otherwise specified in the applicable Pricing Supplement, in the case of a Foreign Currency Note, unless the Holder has elected otherwise, payment in respect of such Note shall be made in U.S. dollars based upon the exchange rate as determined by the Exchange Rate Agent based on the highest firm bid quotation for U.S. dollars received by such Exchange Rate Agent at approximately 11:00 a.m. (or, in the case of a payment of principal, prior to the close of business), New York City time, on the second Business Day preceding the applicable payment date (or, if no such rate is quoted on such date, the last date on which such rate was quoted), from three recognized foreign exchange dealers in The City of New York selected by the Exchange Rate Agent and approved by the Company (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of the Specified Currency payable on such payment date in respect of all Notes denominated in such Specified Currency. All currency exchange costs will be borne by the Holders of such Notes by deductions from such payments. If no such bid quotations are available, payments will be made in the Specified Currency, unless such Specified Currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, in which case payment will be made as described above under "Foreign Currency Risks."

  Unless otherwise specified in the applicable Pricing Supplement, payments in U.S. dollars of interest on Certificated Notes (other than interest payable at Maturity) will be made by mailing a check to the Holders at the addresses of such Holders appearing on the Security Register on the applicable Regular Record Date. Notwithstanding the foregoing, the Company may at its option elect to make such payments in U.S. dollars by wire transfer of immediately available funds, but only if appropriate payment instructions have been received in writing by the applicable Trustee not less than fifteen calendar days prior to the applicable Interest Payment Date. Simultaneously with the election by any Holder to receive payments in a Specified Currency other than U.S. dollars (as provided above), such Holder shall provide appropriate payment instructions to such Trustee, and all such payments will be made in immediately available funds to an account maintained by the payee with a bank located outside the United States. Unless otherwise specified in the applicable Pricing Supplement, principal and any premium and interest payable at Maturity in respect of a Certificated Note will be paid in immediately available funds upon surrender of such Certificated Note at the office of the applicable Trustee.

  The total amount of any principal, premium, if any, or interest due on any Global Note representing one or more Book-Entry Notes on any Interest Payment Date or at Maturity will be made available to the applicable Trustees on such date. As soon as possible thereafter, the Trustees will make such payments to the Depositary in accordance with existing arrangements between the Trustees and the Depositary. The Depositary will allocate such payments to each Book-Entry Note represented by such Global Note and make payments to the owners or holders thereof in accordance with its existing operating procedures. Neither the Company nor the Trustees shall have any responsibility or liability for such payments by the Depositary. So long as the Depositary or its nominee is the registered owner of any Global Note, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Note or Notes represented by such Global Note for all purposes under the Indentures.

  If any Interest Payment Date on a Fixed Rate Note or the date of Maturity of any Note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no additional interest shall accrue as a result of such delayed payment.

  Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described in the accompanying Prospectus under "Description of Debt Securities--Defaults and Certain Rights on Default," the amount of principal due and payable with respect to such Note shall be limited to the sum of the aggregate principal amount of such Note multiplied by the Issue Price (expressed as a percentage of the aggregate principal amount), plus the original issue discount accrued from the date of issue to the date of declaration, which accrual shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration).

  Unless otherwise specified in the applicable Pricing Supplement, the "Regular Record Date" with respect to any Interest Payment Date (as defined below) shall be the date fifteen calendar days immediately preceding such Interest Payment Date whether or not such date shall be a Business Day. Interest payable and punctually paid or duly provided for on any Interest Payment Date will be paid to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding such Interest Payment Date; provided, however, that the first payment of interest on any Note with an Original Issue Date between a Regular Record Date and an Interest Payment Date or on an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next succeeding Regular Record Date; provided, further, that interest payable at Maturity will be payable to the person to whom principal shall be payable.

  All percentages resulting from any calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards, and all currency or currency unit amounts used and resulting from such calculations on the Notes will be rounded to the nearest one-hundredth of a unit, with five one-thousandths of a unit being rounded upwards.

FIXED RATE NOTES

  Each Fixed Rate Note will bear interest from its Original Issue Date at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Unless otherwise set forth in the applicable Pricing Supplement, interest on each Fixed Rate Note will be payable semi-annually each March 1 and September 1 (each an "Interest Payment Date") and at Maturity. Each payment of interest in respect of an Interest Payment Date shall include interest accrued to but excluding such Interest Payment Date. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

  Each Floating Rate Note will bear interest from the Original Issue Date for such Note at the Initial Interest Rate set forth on the face thereof and in the applicable Pricing Supplement. Thereafter, the interest rate on such Note for each Interest Reset Period (as defined below) will be determined by reference to an interest rate basis or combination of interest rate bases (each a "Base Rate") plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any (each as specified in the applicable Pricing Supplement), in each case applicable to such Interest Reset Period until the principal thereof is paid or made available for payment. The "Spread" is the number of basis points (one basis point equals one-hundredth of a percentage point) that may be specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note, and the "Spread Multiplier" is the percentage that may be specified in the applicable Pricing Supplement as being applicable to such Note. Any Floating Rate Note may also have either or both of the following: (i) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period (the "Maximum Interest Rate") or (ii) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period (the "Minimum Interest Rate"). In addition, a Floating Rate Note may have an interest rate calculated by adding or subtracting two or more Base Rates as adjusted. The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to the related Floating Rate Note: (a) the CD Rate (a "CD Rate Note"), (b) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (c) the Federal Funds Rate (a "Federal Funds Rate Note"), (d) LIBOR (a "LIBOR Note"), (e) the Prime Rate (a "Prime Rate Note"), (f) the Treasury Rate (a "Treasury Rate Note"), (g) the CMT Rate (a "CMT Rate Note"),
(h) one or more fixed rates or (i) such other Base Rate as may be set forth in such Pricing Supplement and in such Note.

  The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (the "Interest Reset Period"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the date or dates on which interest will be reset (each an "Interest Reset Date") will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, Tuesday of each week; in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes that reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate
Note is not a Business Day, such Interest Reset Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. If an auction falls on a day that is an Interest Reset Date for Treasury Rate Notes, the Interest Reset Date shall be the following day that is a Business Day.

  Interest on each Floating Rate Note will be payable monthly, quarterly, semi-annually or annually (the "Interest Payment Period") and at Maturity. Except as provided below or in the applicable Pricing Supplement, the date or dates on which interest will be payable (each an "Interest Payment Date") will be, in the case of Floating Rate Notes with a monthly Interest Payment Period, on the third Wednesday of each month; in the case of Floating Rate Notes with a quarterly Interest Payment Period, on the third Wednesday of March, June, September and December; in the case of Floating Rate Notes with a semi-annual Interest Payment Period, on the third Wednesday of the two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes with an annual Interest Payment Period, on the third Wednesday of the month specified in the applicable Pricing Supplement.

  If any Interest Payment Date for any Floating Rate Note (other than an Interest Payment Date occurring at Maturity) would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the Maturity of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such Maturity.

  Interest payments on each Interest Payment Date for Floating Rate Notes will include accrued interest from and including the Original Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, such Interest Payment Date. At Maturity the interest payable on all Floating Rate Notes will include interest accrued to, but excluding, the date of Maturity. Accrued interest will be calculated by multiplying the principal amount of a Floating Rate Note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing

Supplement, the interest factor (expressed as a decimal) for each such day will be computed by dividing the interest rate applicable to such day by 360, in the cases where the Base Rate is CD Rate, Commercial Paper Rate, Federal Funds Rate, LIBOR or Prime Rate or by the actual number of days in the year, in the case where the Base Rate is Treasury Rate or CMT Rate. Unless otherwise specified in the applicable Pricing Supplement, if the Base Rate for an applicable Interest Reset Period is a fixed rate, interest will be calculated on the basis of a 360-day year of twelve 30-day months. The interest factor for Notes for which the interest rate is calculated with reference to two or more Base Rates will be calculated in each period in the manner specified in the applicable Pricing Supplement. The interest rate in effect on each day will be
(i) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, or (ii) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any Maximum or Minimum Interest Rate limitation referred to above and to any adjustment by a Spread and/or a Spread Multiplier referred to above; provided, however, that the interest rate in effect for the period from the Original Issue Date to the first Interest Reset Date set forth in the Pricing Supplement with respect to a Floating Rate Note will be the "Initial Interest Rate" specified in the applicable Pricing Supplement. The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by California law. Under present California law, there is no maximum rate applicable to the Notes.

  Unless otherwise specified the applicable Pricing Supplement, the "Interest Determination Date" pertaining to an Interest Reset Date where the Base Rate is other than LIBOR or Treasury Rate, will be the second Business Day next preceding such Interest Reset Date. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date where the Base Rate is LIBOR will be the second London Banking Day next preceding such Interest Reset Date. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date where the Base Rate is Treasury Rate will be the day of the week in which such Interest Reset Date falls on which Treasury bills of the Index Maturity specified on the face of the Treasury Rate Note are auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week.

  Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to an Interest Determination Date shall be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or date of Maturity.

  Unless otherwise specified in the applicable Pricing Supplement, Bank of Montreal Trust Company will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes. Upon request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note. The Calculation Agent will also provide such information to the applicable Trustee and Paying Agent as soon as the interest rate with respect to the Floating Rate Notes has been determined and as soon as practicable after any change in such interest rate.

  Except as otherwise specified in the applicable Pricing Supplement, on each Interest Reset Date the rate of interest on a Floating Rate Note shall be the rate determined in accordance with the provisions of the applicable heading below.

 CD Rate Notes

  CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note (a "CD Interest Determination Date"), the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)."

  The following procedures will be followed if the CD Rate cannot be determined as described above:

  . If the above rate is not published in H.15(519) by 9:00 a.m., New York City time, on the Calculation Date, the CD Rate will be the rate on such CD Interest Determination Date set forth in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication ("H.15 Daily Update"), for the day in respect of certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement under the caption "CDs (Secondary Market)."

  . If such rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent will determine the CD Rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City selected by the Calculation Agent (after consultation with the Company) for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in the denomination of $5,000,000.

  . If the dealers selected by the Calculation Agent are not quoting as set forth above, the CD Rate will remain the CD Rate then in effect on such CD Interest Determination Date.

 Commercial Paper Rate Notes

  Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note (a "Commercial Paper Interest Determination Date"), the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading "Commercial Paper-Nonfinancial."

  The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

  . If the above rate is not published by 9:00 a.m., New York City time, on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper of the Index Maturity specified in the applicable Pricing Supplement as published in H.15 Daily Update under the heading "Commercial Paper-Nonfinancial."

  . If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or H.15 Daily Update, then the Calculation Agent will determine the Commercial Paper Rate to be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on such Commercial Paper Interest Determination Date of three leading dealers of commercial paper in New York City selected by the Calculation Agent (after consultation with the Company) for commercial paper of the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond is "AA," or the equivalent, from a nationally recognized statistical rating agency.

  . If the dealers selected by the Calculation Agent are not quoting as mentioned above, the Commercial Paper Rate with respect to such Commercial Paper Interest Determination Date will remain the Commercial Paper Rate then in effect on such Commercial Paper Interest
     Determination Date.

  "Money Market Yield" will be a yield calculated in accordance with the following formula:
D x 360

                          D x 360
Money Market Yield =   ____________ x 100
                        360 - (DxM)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.

 Federal Funds Rate Notes

  Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note (a "Federal Funds Interest Determination Date"), the rate on that day for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)."

  The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

  . If the above rate is not published by 9:00 a.m., New York City time, on the Calculation Date, the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in H.15 Daily Update under the heading "Federal Funds/(Effective)."

  . If such rate is not yet published in either H.15(519) or H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent will determine the Federal Funds Rate to be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by each of three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent (after consultation with the Company) prior to 9:00 a.m., New York City time, on such Federal Funds Interest Determination Date.

  . If the brokers selected by the Calculation Agent are not quoting as mentioned above, the Federal Funds Rate with respect to such Federal Funds Interest Determination Date will remain the Federal Funds Rate then in effect on such Federal Funds Interest Determination Date.

 LIBOR Notes

  LIBOR Notes will bear interest at the interest rates (calculated with reference to the London interbank offered rate ("LIBOR") and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, LIBOR for each Interest Determination Date relating to a LIBOR Note (a "LIBOR Interest Determination Date") will be determined by the Calculation Agent as follows:

  . As of the LIBOR Interest Determination Date, LIBOR will be either; (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, that appear on the Designated LIBOR Page as of 11:00 a.m., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, the rate for deposits in the Index Currency (as defined below) having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, that appears on such Designated LIBOR Page as of 11:00 a.m., London time, on that LIBOR Interest Determination Date. If fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), LIBOR in respect of the related LIBOR Interest Determination Date will be determined as if the parties had specified the rate described below.

  . With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount of not less than $1,000,000 (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative of a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (or such other time specified in the applicable Pricing Supplement), in the applicable principal financial center for the country of the Index Currency on such LIBOR Interest Determination Date, by three major banks in such principal financial center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount of not less than $1,000,000 commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the LIBOR Notes for which such LIBOR is being determined shall be the Initial Interest Rate).

  "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

  "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on Bridge Telerate, Inc. for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate had been specified. If the U.S. dollar is the Index Currency, LIBOR will be determined as if Page 3750 had been specified. "Page 3750" means the display designated as page "3750" on Bridge Telerate, Inc. (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purposes of displaying London interbank offered rates for U.S. dollar deposits).

 Prime Rate Notes

  Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note (a "Prime Interest Determination Date"), the rate on such date as published in H.15(519) under the heading "Bank Prime Loan."

  The following procedures will be followed if the Prime Rate cannot be determined as described above:

  . If the rate if not published prior to 9:00 a.m., New York City time, on the Calculation Date, then the Prime Rate will be the rate on such Prime Interest Determination Date as published in H.15 Daily Update opposite the caption "Bank Prime Loan."

  . If the rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date, in either H.15(519) or H.15 Daily Update, then the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US Prime1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Prime Interest Determination Date.

  . If fewer than four such rates but more than one such rate appear on the Reuters Screen US Prime1 Page for the Prime Interest Determination Date, the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Interest Determination Date by at least two major money center banks in New York City selected by the Calculation Agent (after consultation with the Company).

  . If fewer than two such rates appear on the Reuters Screen US Prime1 Page, the Calculation Agent will determine the Prime Rate on the basis of the rates furnished in New York City by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least $500,000,000 and being subject to supervision or examination by Federal or State Authority, selected by the Calculation Agent (after consultation with the Company) to provide such rate or rates.

  . If the banks selected are not quoting as mentioned above, the Prime Rate will remain the Prime Rate in effect on such Prime Interest
     Determination Date.

  "Reuters Screen US Prime1 Page" means the display designated as page "USPrime1" on the Reuters Monitor Money Rates Service (or such other page as may replace the US Prime1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

 Treasury Rate Notes

  Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note (a "Treasury Interest Determination Date"), the rate applicable to the auction held on such date of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as such rate appears on either the Telerate Page 56 or the Telerate Page 57 under the heading "AVGE INVEST YIELD."

  The following procedures will be followed if the Treasury Rate cannot be determined as described above:

  . If the above rate is not published by 9:00 a.m., New York City time, on the Calculation Date, the Treasury Rate will be the auction average rate on such Treasury Interest Determination Date (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. Treasury bills are usually sold at auction on Monday of each week unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday.

  . In the event that the results of the auction of Treasury bills having the Index Maturity specified in the applicable Pricing Supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held on such Treasury Interest Determination Date, then the Calculation Agent will determine the Treasury Rate to be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary bid rates, as of approximately 3:30 p.m., New York City time, of three leading primary United States government securities dealers selected by the Calculation Agent (after consultation with the Company), for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement.

  . If the dealers selected by the Calculation Agent are not quoting as mentioned above, the Treasury Rate with respect to such Treasury Interest Determination Date will remain the Treasury Rate then in effect on such Treasury Interest Determination Date.

 CMT Rate Notes

  CMT Rate Notes will bear interest at the interest rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CMT Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a CMT Rate Note (a "CMT Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption ". .
 .Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . .Mondays Approximately 3:45 p.m.," under the column for the Designated CMT
Maturity Index (as defined below) for:

  (i) If the Designated CMT Telerate Page is 7051, the rate on such CMT Interest Determination Date; and

  (ii) If the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related CMT Interest Determination Date occurs.

  The following procedures will be used if the CMT Rate cannot be determined as described above:

  . If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

  . If that rate is no longer published, or if not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

  . If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the Calculation Agent will determine the CMT Rate to be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent as described in the following sentence. The Calculation Agent will select five Reference Dealers and will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

  . If the Calculation Agent cannot obtain three such Treasury notes quotations, the Calculation Agent will determine the CMT Rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Determination Date of three Reference Dealers in the City of New York (selected using the same method described above), for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000.

  . If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

  . If fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Interest Determination Date.

  . If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

  "Designated CMT Telerate Page" means the display on the Telerate (or any successor service) on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

  "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

 Indexed Notes

  Amounts due on a Note in respect of principal, interest and premium, if any, may be determined by reference to (i) a currency exchange rate or rates, (ii) a securities or commodities exchange index, (iii) the value of a particular security or commodity or (iv) any other index or indices (any such Note being herein referred to as an "Indexed Note") and such terms will be set forth in such Note. The Pricing Supplement relating to an Indexed Note will set forth the method by which and the terms on which the amount of principal (whether at or prior to the Maturity Date thereof), interest and premium, if any, are determined, the tax consequences to holders of Indexed Notes, a description of certain risks associated with investments in Indexed Notes and other information relating to such Indexed Notes.

BOOK-ENTRY SYSTEM

  Upon issuance, if indicated in the applicable Pricing Supplement, all Fixed Rate Book-Entry Notes having the same original issuance date, interest rate, Maturity Date, Specified Currency and other terms, if any, will be represented by a single Global Note. In addition, if indicated in the applicable Pricing Supplement, all Floating Rate Book-Entry Notes having the same Base Rate(s), Original Issue Date, Initial Interest Rate, Interest Payment Dates, Index Maturity, Index Currency, Interest Reset Dates, Interest Determination Dates, Spread (if any), Spread Multiplier (if any), Minimum Rate (if any), Maximum Rate (if any), Maturity Date, Specified Currency and other terms, if any, will be represented by a single Global Note. Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary, and registered in the name of a nominee of the Depositary. Book-Entry Notes will not be exchangeable for Certificated Notes in definitive form except under the circumstances described below.

  The Depositary has advised the Company and the Agents as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as banks, securities brokers and dealers and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

  Purchase of interests in the Global Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such interests on the Depositary's records. The ownership interest of each actual purchaser of interests in the Global Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Global Notes, except as described below.

  To facilitate subsequent transfers, all Global Notes deposited by Participants with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of Global Notes with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The

Depositary has no knowledge of the actual Beneficial Owners of the interests in the Global Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts interests in the Global Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If less than all the interests in the Global Notes are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such Global Note to be redeemed.

  Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts interests in the Global Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Principal and interest payments on the Global Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee, the Company, its paying agent or the Securities Registrant, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Company or its paying agent, disbursement of such payments to Direct and Indirect Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

  Unless otherwise specified in the applicable Pricing Supplement, a beneficial owner of Book-Entry Notes denominated in a Specified Currency electing to receive payments of principal or any premium or interest in a currency other than U.S. dollars must notify the participant through which its interest is held on or prior to the applicable Regular Record Date, in the case of a payment of interest, and on or prior to the sixteenth day prior to Maturity, in the case of principal or premium, of such beneficial owner's election to receive all or a portion of such payment in a Specified Currency. Such participant must notify the Depositary of such election on or prior to the third Business Day after such Regular Record Date. The Depositary will notify the Paying Agent of such election on or prior to the fifth Business Day after such Regular Record Date. If complete instructions are received by the participant and forwarded by the participant to the Depositary, and by the Depositary to the Paying Agent, on or prior to such dates, the beneficial owner will receive payments in the Specified Currency.

  The Depositary may discontinue providing its services as depositary with respect to the Notes at any time by giving reasonable notice to the Company or its paying agent. Under such circumstances, in the event that a successor depositary is not obtained, Certificated Notes are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor depositary). In that event, Certificated Notes will be printed and delivered.

  The Depositary's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, or after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed Participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to security holders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, the Depositary's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others.

  Unless and until it is exchanged in whole or in part for Certificated Notes of such series in definitive form, a Global Note may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or nominee of such successor.

  The Book-Entry Notes of a series of Notes represented by one or more Global Notes are exchangeable for Certificated Notes in definitive form of like tenor as such Book-Entry Notes if (i) the Depositary for such Global Notes notifies the Company that it is unwilling or unable to continue as Depositary for such Global Notes or if at any time such Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and, in either case, a successor depositary is not appointed by the Company within 90 days of the receipt by the Company of such notice or of the Company becoming aware of such ineligibility, (ii) the Company in its discretion at any time determines not to have all of the Book-Entry Notes of such series represented by one or more Global Note or Notes and notifies the Trustee thereof, or (iii) an Event of Default has occurred and is continuing with respect to the Notes of such series. Any Book-Entry Note that is exchangeable pursuant to the preceding sentence is exchangeable for Certificated Notes issuable in authorized denominations and registered in such names as the Depositary holding such Global Note shall direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note or Global Notes of the same aggregate denominations to be registered in the name of such Depositary or its nominee or in the name of a successor of such Depositary or a nominee of such successor.

  The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

REDEMPTION

  The Pricing Supplement relating to each Note will indicate either that such Note cannot be redeemed prior to the Maturity Date, or that such Note will be redeemable at the option of the Company on a date or dates specified prior to the Maturity Date at a price or prices, set forth in the applicable Pricing Supplement, together with accrued interest to the date of redemption. The Notes will not be subject to any sinking fund. The Company may redeem any of the Notes which are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' prior notice given as provided in the Indenture. If less than all of the Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected by the Trustee not more than 60 days prior to the Redemption Date from the Notes of like tenor and terms not previously called for redemption. Such selection shall be of principal amounts equal to the minimum authorized denomination for such Notes or any integral multiple thereof. Subject to the immediately preceding sentence, such selection shall be made by any method as the Trustee shall deem fair and appropriate. The notice of such redemption shall specify which Notes are to be redeemed. In the event of redemption of such Notes in part only, a new Note or Notes of this series of like tenor and terms for the unredeemed portion thereof will be issued in the name of the Holder thereof upon the cancellation thereof.

REPAYMENT AND REPURCHASE

  The Pricing Supplement relating to each Note will indicate either that such Note cannot be repaid prior to the Maturity Date, or that the Note will be repayable at the option of the Holder on a date or dates specified prior to the Maturity Date, at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of repayment.

  In order for a Note to be repaid, the Company must receive at the specified location of the applicable Trustee, or if so designated, the agency of the Company maintained for such purposes in the Borough of Manhattan, the City of New York, unless otherwise specified in the applicable Pricing Supplement, at least 15 days, but not more than 30 days, prior to the specified repayment date
(i) the Note with the form entitled "Option to Elect Repayment" on the Note duly completed or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States of America setting forth the name of the Holder of the Note, the principal amount of the Note, the amount of the Note to be repaid (which shall not be less than the minimum authorized denomination of such Note), the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" on the Note duly completed will be received by the Company at such location not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed are received by the Company at such location by such fifth Business Day. Exercise of the repayment option by the Holder of a Note shall be irrevocable. The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of the Note provided that the principal amount of the Note remaining outstanding after repayment, if any, is an authorized denomination. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repayment will be determined by the Company whose determination will be final and binding.

  If a Note is represented by a Global Security, the Depositary or its nominee will be the Holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary or its nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

  Unless otherwise specified in the applicable Pricing Supplement, if an Original Issue Discount Note is to be repaid prior to its Maturity Date, the amount of principal due and payable with respect to such Note shall be limited to the sum of the principal amount of such Note multiplied by the Issue Price (expressed as a percentage of the aggregate principal amount), plus the original issue discount accrued from the date of issue to the date of declaration, which accrual shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration).

  The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the applicable Trustee for cancellation.

DEFEASANCE AND COVENANT DEFEASANCE

  The defeasance and covenant defeasance provisions described in the Prospectus will not be applicable to the Notes.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain United States federal income tax consequences of the ownership of Notes as of the date hereof. This summary is based on the Internal Revenue Code of 1986 (the "Code") as well as final, temporary and proposed Treasury regulations and administrative and judicial decisions. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, that could affect the accuracy of the statements set forth herein. This summary does not purport to address all United States federal income tax matters that may be relevant to particular purchasers of Notes. For example, it generally is addressed only to original purchasers of the Notes, deals only with Notes held as capital assets within the meaning of
Section 1221 of the Code, and does not address tax consequences of holding Notes that may be relevant to investors in special tax situations, such as life insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to mark to market, Notes held as a hedge or as part of a hedging, straddle or conversion transaction or Holders whose "functional currency" (as defined in Code Section 985) is not the United States dollar ("nonfunctional currency"). Moreover, this summary deals only with Notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of the ownership of Notes that are due to mature more than 30 years from the date of issue will be discussed in the applicable Pricing Supplement. Persons considering the purchase of Notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations. The applicable Pricing Supplement may contain a discussion of the special United States federal income tax consequences applicable to particular Notes, including Notes as to which the Company has the option to extend the stated maturity. For purposes of this summary, "United States Holder" means a Holder that is a citizen or resident of the United States, a partnership or corporation created or organized in the United States or any State thereof (including the District of Columbia), or any estate or trust the income of which is subject to United States federal income tax on a net income basis in respect of the Note. The term "non-United States Holder" refers to any Holder other than a United States Holder.

UNITED STATES HOLDERS

 Payment of Interest

  Except as set forth below, interest on a Note will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received, in accordance with the United States Holder's method of accounting for tax purposes. Special rules governing the treatment of Notes issued at an original issue discount are described under "Original Issue Discount" below. Additional United States federal income tax consequences applicable to particular Notes issued at an original issue discount may be set forth in the applicable Pricing Supplement.

 Original Issue Discount

  The following is a summary of the principal United States federal income tax consequences of the ownership of Notes issued with original issue discount. It is based in part upon the rules governing original issue discount that are set forth in Code Sections 1271 through 1275 and in Treasury regulations thereunder (the "OID Regulations"). A Note which has an issue price of less than its "stated redemption price at maturity" generally will be issued with original issue discount for federal income tax purposes in the amount of such difference. The issue price of a Note generally is the first price at which a substantial amount of the issue of Notes is sold to the public (excluding bond houses, brokers, or similar persons acting in the capacity of underwriters or wholesalers). The "stated redemption price at maturity" is the total amount of all payments provided by the Note other than "qualified stated interest" payments; qualified stated interest generally is stated interest that is unconditionally payable at least annually either at a single fixed rate, or, to the extent described below, at a "qualifying variable rate." Qualified stated interest will be taxable to a United States Holder when accrued or received in accordance with the United States Holder's method of tax accounting. A Note will be considered to have de minimis original issue discount if the excess of its stated redemption price at maturity over its issue price is less than the product of 0.25 percent of the stated redemption price at maturity and the number of complete years to maturity (or the "weighted average maturity" in the case of a Note that provides for payment of an amount other than qualified stated interest before maturity). United States Holders of Notes having de minimis original issue discount generally must include a proportionate amount of each payment of stated principal in income as a payment received in retirement of the Note.

  United States Holders of Notes issued with original issue discount that is not de minimis original issue discount and that mature more than one year from the date of issuance will be required to include such original issue discount in gross income for federal income tax purposes as it accrues (regardless of such holder's method of accounting), in advance of receipt of the cash attributable to such income. Original issue discount accrues based on a compounded, constant yield to maturity; accordingly, United States Holders of Notes issued at an original issue discount will generally be required to include in income increasingly greater amounts of original issue discount in successive accrual periods. The annual amount of original issue discount includable in income by the initial United States Holder of a Note issued at an original issue discount will equal the sum of the daily portions of the original issue discount with respect to the Note for each day on which such holder held the Note during the taxable year. Generally, the daily portions of the original issue discount are determined by allocating to each day in an accrual period the ratable portion of the original issue discount allocable to such accrual period. The term "accrual period" means an interval of time with respect to which the accrual of original issue discount is measured, and which may vary in length over the term of the Note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or final day of an accrual period. The amount of original issue discount allocable to an accrual period will be the excess of
(i) the product of the "adjusted issue price" of the Note at the commencement of such accrual period and its "yield to maturity" over (ii) the amount of any qualified stated interest payments allocable to the accrual period. The "adjusted issue price" of the Note at the beginning of the first accrual period is its issue price, and, on any day thereafter, it is the sum of the issue price and the amount of the original issue discount previously includable in the gross income of any holder (without regard to any acquisition premium), reduced by the amount of any payment other than a payment of qualified stated interest previously made with respect to the Note. The OID Regulations provide a special rule for determining the original issue discount allocable to an accrual period if an interval between payments of qualified stated interest contains more than one accrual period. The "yield to maturity" of the Note is the yield to maturity computed on the basis of a constant interest rate, compounding at the end of each accrual period; such constant yield, however, must take into account the length of the particular accrual period. If all accrual periods are of equal length except for an initial or an initial and final shorter accrual period(s), the amount of original issue discount allocable to the initial period may be computed using any reasonable method; the original issue discount allocable to the final accrual period is in any event the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

  If a portion of the initial purchase price of a Note is attributable to pre-issuance accrued interest, the first stated interest payment on the Note is to be made within one year of the Note's issue date, and the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States Holder may elect to decrease the issue price of the Note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

  If a Note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the Note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the Note will be subject to the general rules that govern contingent payment obligations. These rules will be discussed in the applicable Pricing Supplement.

  For purposes of calculating the yield and maturity of a Note subject to an issuer or holder right to accelerate principal repayment (respectively, a "call option" or "put option"), such call option or put option is presumed exercised if the yield on the Note would be less or more, respectively, than it would be if the option were not exercised. The effect of this rule generally may be to accelerate or defer the inclusion of original issue discount in the income of a United States Holder whose Note is subject to a put option or a call option, as compared to a Note that does not have such an option. If any such option presumed to be exercised is not in fact exercised, the Note is treated as reissued on the date of presumed exercise for an amount equal to its adjusted issue price on that date for purposes of redetermining such Note's yield and maturity and any related subsequent accruals of original issue discount.

  The OID Regulations describe certain categories of "variable rate debt instruments" which bear interest at a "qualifying variable rate". As a threshold matter, the debt instrument may not provide for contingent principal payments and the issue price of the variable rate debt instrument may not exceed the total noncontingent principal payments by more than the product of such principal payments and the lesser of (i) 15 percent or (ii) the product of
1.5 percent and the number of complete years in the debt instrument's term (or its weighted average maturity in the case of an installment obligation). The variable rate debt instrument further must not provide for any stated interest other than stated interest paid or compounded at least annually at (i) one or more "qualified floating rates", (ii) a single fixed rate and one or more "qualified floating rates", (iii) a single "objective rate", or (iv) a single fixed rate and a single objective rate that is a "qualified inverse floating rate". A qualified floating rate or objective rate must be set at a "current value" of that rate; a "current value" is the value of the variable rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that day. A "qualified floating rate" is a variable rate whose variations can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. A qualified floating rate may be multiplied by a fixed, positive multiple that is greater than 0.65 but not more than 1.35, and may be increased or decreased by a fixed rate. Certain combinations of rates constitute a single qualified floating rate, including (i) interest stated at a fixed rate for an initial period of one year or less followed by a qualified floating rate if the value of the floating rate at the issue date is intended to approximate the fixed rate, and (ii) two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the debt instrument. A combination of such rates is conclusively presumed-to be a single qualified floating rate if the values of all rates on the issue date are within 0.25 percentage points of each other. A variable rate that is subject to an interest rate cap, floor, "governor" or similar restriction on rate adjustment may be a qualified floating rate only if such restriction is fixed throughout the term of the debt instrument, or is not reasonably expected as of the issue date to cause the yield on the debt instrument to differ significantly from its expected yield absent the restriction. The OID Regulations define an "objective rate" as a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information (other than a rate based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party)). The Internal Revenue Service ("IRS") may designate other variable rates that will be treated as objective rates. However, a variable rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the debt instrument's term will differ significantly from the average value of such rate during the final half of its term. A combination of interest stated at a fixed rate for an initial period of one year or less followed by an objective rate is treated as a single objective rate if the value of the objective rate at the issue date is intended to approximate the fixed rate; such a combination of rates is conclusively presumed to be a single objective rate if the objective rate on the issue date does not differ from the fixed rate by more than 0.25 percentage points. An objective rate is a qualified inverse floating rate if it is equal to a fixed rate reduced by a qualified floating rate, the variations in which can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate (disregarding permissible rate caps, floors, governors and similar restrictions such as are discussed above).

  If a Note qualifies as a variable rate debt instrument, the OID Regulations specify rules for determining the amount of qualified stated interest and the amount and accrual of any original issue discount. If the Note bears interest that is unconditionally payable at least annually at a single qualified floating rate or objective rate, all stated interest is treated as-qualified stated interest. The accrual of any original issue discount is determined by assuming the Note bears interest at a fixed interest rate equal to the issue date value of the qualified floating rate or qualified inverse floating rate, or equal to the reasonably expected yield for the Note in the case of any other objective rate. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period. If the Note bears interest at a qualifying variable rate other than a single qualified floating rate or objective rate, the amount and accrual of original issue discount generally are determined by (i) determining a fixed rate substitute for each variable rate as described in the preceding sentence,
(ii) determining the amount of qualified stated interest and original issue discount by assuming the Note bears interest at such substitute fixed rates, and (iii)-making appropriate adjustments to the qualified stated interest and original issue discount so determined for actual interest rates under the Note. However, if such qualifying variable rate includes a fixed rate, the Note first is treated for purposes of applying clause (i) of the preceding sentence as if it provided for an assumed qualified floating rate (or qualified inverse floating rate if the actual variable rate is such) in lieu of the fixed rate; the assumed variable rate would be a rate that would cause the Note to have approximately the same fair market value.

  Variable rate Notes that do not bear interest at a "qualifying variable rate" or that have contingent principal payments or an issue price that exceeds the noncontingent principal payments by more than the allowable amount will be treated as contingent payment debt instruments. The Pricing Supplement applicable to any such debt instrument will describe the material federal income tax consequences of the ownership of such instrument.

  In general, an individual or other cash method United States Holder of a Note that matures one year or less from the date of its issuance (a "Short-term Note") is not required to accrue original issue discount for federal income tax purposes unless it elects to do so. United States Holders who report income for United States federal income tax purposes on the accrual method and certain other holders, including banks, common trust funds, holders who holds the Note as part of certain identified hedging transactions, regulated investment companies and dealers in securities, are required to include original issue discount on such Short-term Notes on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant interest method based on daily compounding. In the case of a United States Holder who is not required and does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of a Short-term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant interest method based on daily compounding) through the date of sale, exchange or retirement. In addition, such non-electing holders who are not subject to the current inclusion requirement described in this paragraph will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry such Short-term Notes in an amount not exceeding the deferred interest income, until such deferred interest income is realized. For purposes of determining the amount of original issue discount subject to these rules, all interest payments on a Short-term Note, including stated interest, are included in the Short-term Note's stated redemption price at maturity.

 Premium and Market Discount

  If a United States Holder purchases a Note (other than a Short-term Note) for an amount that is less than the Note's stated redemption price at maturity, or, in the case of a Note issued at an original issue discount, less than its "revised issue price" (defined in the Code as the sum of the issue price of the Note and the aggregate amount of the original issue discount previously includable in the gross income of any holder (without regard to any acquisition premium)) as of the date of purchase, the amount of the difference generally will be treated as "market discount" for United States federal income tax purposes; however, a Note acquired at its original issue will not have market discount unless the Note is purchased at less than its issue price. Market discount generally will be de minimis and hence disregarded, however, if it is less than the product of 0.25 percent of the stated redemption price at maturity of the Note and the number of remaining complete years to maturity (or weighted average maturity in the case of Notes paying any amount other than qualified stated interest prior to maturity). Under the market discount rules, a United States Holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of any accrued market discount which has not previously been included in income. If such Note is disposed of in a nontaxable transaction (other than certain specified nonrecognition transactions), accrued market discount will be includable as ordinary income to the United States Holder as if such holder had sold the Note at its then fair market value. In addition, the United States Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

  Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity of a Note, unless the United States Holder elects to accrue on a constant yield basis. A United States Holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount currently applies to all market discount obligations acquired during or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

  A United States Holder who purchases a Note issued at an original issue discount for an amount exceeding its adjusted issue price (as defined above) and less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest will be considered to have purchased such Note with "acquisition premium". The amount of original issue discount which such holder must include in gross income with respect to such Note will be reduced in the proportion that such excess bears to the original issue discount remaining to be accrued as of the Note's acquisition.

  A United States Holder who acquires a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest will be considered to have purchased such Note at a premium, and will not be required to include any original issue discount in income. A United States Holder generally may elect to amortize such premium using a constant yield method over the remaining term of the Note. The amortized premium will be treated as a reduction of the interest income from the Note. Any such election shall apply to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held at the beginning of the first taxable year to which the election applies or thereafter acquired, and is irrevocable without the consent of the IRS. Special rules may apply if a Note is subject to call prior to maturity at a price in excess of its stated redemption price at maturity.

 Constant Yield Election

  A United States Holder of a Note may elect to include in income all interest, discount and premium with respect to such Note based on a constant yield method, as described above. The election is made for the taxable year in which the United States Holder acquired the Note, and it may not be revoked without the consent of the IRS. If such election is made with respect to a Note having market discount, such holder will be deemed to have elected currently to include market discount on a constant interest basis with respect to all debt instruments having market discount acquired during the year of election or thereafter. If made with respect to a Note having amortizable bond premium, such holder will be deemed to have made an election to amortize premium generally with respect to all debt instruments having amortizable bond premium held by the taxpayer during the year of election or thereafter.

 Sale and Retirement of the Notes

  Upon the sale, exchange or retirement of a Note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized from the sale, exchange or retirement and the United

States Holder's adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss, except as discussed below with respect to foreign currency gain or loss (see "Nonfunctional Currency Notes" below), and except to the extent of any accrued market discount (see "Premium and Market Discount" above) and accrued but unpaid interest. Such capital gain or loss will be long term capital gain or loss if the Note has been held for more than one year. The deductibility of capital losses are restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, individual taxpayers generally may deduct annually $3,000 of capital losses in excess of their capital gains. A United States Holder's adjusted tax basis in a Note will equal the cost of the Note, increased by any original issue discount or market discount previously included in taxable income by the United States Holder with respect to such Note, and reduced by any amortizable bond premium applied to reduce interest on a Note, any principal payments received by the United States Holder, and in the case of Notes issued at an original issue discount, any other payments not constituting qualified stated interest (as defined above).

  Special rules regarding the treatment of gain realized with respect to Short-term Notes issued at an original issue discount are described under "Original Issue Discount" above.

 Nonfunctional Currency Notes

  The following is a summary of the principal United States federal income tax consequences to a United States Holder of the ownership of a Foreign Currency Note or a Note determined by reference to a Specified Currency other than the United States dollar (collectively, "Nonfunctional Currency Notes"). Persons considering the purchase of Nonfunctional Currency Notes should consult their own tax advisors with regard to the application of the United States federal income tax laws to their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

  In general, if a payment of interest with respect to a Note is made in (or determined by reference to the value of) nonfunctional currency, the amount includable in the income of the United States Holder will be, in the case of a cash basis United States Holder, the United States dollar value of the nonfunctional currency payment based on the exchange rate in effect on the date of receipt or, in the case of an accrual basis United States Holder, based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year), in either case regardless of whether the payment is in fact converted into United States dollars. Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of the Nonfunctional Currency Note) in (or determined by reference to the value of) nonfunctional currency, an accrual basis United States Holder will recognize ordinary income or loss measured by the difference between such average exchange rate and the exchange rate in effect on the date of receipt. Accrual basis United States Holders may determine the United States dollar value of any interest income accrued in a nonfunctional currency under an alternative method, described below as the "spot accrual convention."

  A United States Holder will have a tax basis in any nonfunctional currency received as payment of interest on, or on the sale, exchange or retirement of, the Nonfunctional Currency Note equal to the United States dollar value of such nonfunctional currency, determined at the time of payment, or the disposition of the Nonfunctional Currency Note. Any gain or loss realized by a United States Holder on a sale or other disposition of nonfunctional currency (including its exchange for United States dollars or its use to purchase Nonfunctional Currency Notes) will be ordinary income or loss.

  A United States Holder's tax basis in a Nonfunctional Currency Note, and the amount of any subsequent adjustments to such holder's tax basis, will be the United States dollar value of the nonfunctional currency amount paid for such Nonfunctional Currency Note, or the nonfunctional currency amount of the adjustment, determined using the spot rate on the date of such purchase or adjustment and increased by the amount of any original issue discount included in the United States Holder's income (and accrued market discount, in the case of a United States Holder who has elected to currently include market discount, as described above) with respect to the Nonfunctional Currency Note and reduced by the amount of any payments on the Nonfunctional

Currency Note that are not qualified stated interest payments and by the amount of any amortizable bond premium applied to reduce interest on the Nonfunctional Currency Note. A United States Holder who converts United States dollars to a nonfunctional currency and immediately uses that currency to purchase a Nonfunctional Currency Note denominated in the same currency normally will not recognize gain or loss in connection with such conversion and purchase. However, a United States Holder who purchases a Nonfunctional Currency Note with previously owned nonfunctional currency will recognize gain or loss in an amount equal to the difference, if any, between such holder's tax basis in the nonfunctional currency and the United States dollar value of the nonfunctional currency on the date of purchase.

  For purposes of determining the amount of any gain or loss recognized by a United States Holder on the sale, exchange or retirement of a Nonfunctional Currency Note (as described above in the section "Sale and Retirement of the Notes"), the amount realized upon such sale, exchange or retirement will be the United States dollar value of the nonfunctional currency received (or that was payable, in the case the payment was made in United States dollars), determined using the spot rate on the date of the sale, exchange or retirement.

  Gain or loss realized upon the sale, exchange or retirement of a Nonfunctional Currency Note which is attributable to fluctuations in currency exchange rates will be treated as ordinary income or loss. Gain or loss attributable to fluctuations in exchange rates will be calculated by multiplying the original purchase price paid by the United States Holder (expressed in the relevant nonfunctional currency) by the change in the relevant exchange rate (expressed in dollars per unit of relevant nonfunctional currency) between the date on which the United States Holder acquired the Nonfunctional Currency Note and the date on which the United States Holder received payment in respect of the sale, exchange or retirement of the Nonfunctional Currency Note. Such nonfunctional currency gain or loss will be recognized only to the extent of the total gain or loss realized by a United States Holder on the sale, exchange or retirement of the Nonfunctional Currency Note.

  Original issue discount on a Note which is also a Nonfunctional Currency Note is to be determined for any accrual period in the relevant nonfunctional currency and then translated into the United States Holder's functional currency on the basis of the average exchange rate in effect during such accrual period. If the interest accrual period spans two taxable years, the original issue discount accruing within each year's portion of the accrual period is to be translated into United States dollars on the basis of the average exchange rate for the partial period within the taxable year. A United States Holder may elect to translate original issue discount (and, in the case of an accrual basis United States Holder, accrued interest) into United States dollars at the exchange rate in effect on the last day of an accrual period for the original issue discount or interest, or in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the partial period within the taxable year (the "spot accrual convention"). Additionally if a payment of original issue discount or interest is actually received within five business days of the last day of the accrual period or taxable year, an electing United States Holder may instead translate such original issue discount or accrued interest into United States dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and will be irrevocable without the consent of the IRS. Because exchange rates may fluctuate, a United States Holder of a Note with original issue discount denominated in a nonfunctional currency may recognize a different amount of original issue discount income in each accrual period than would the United States Holder of a similar Note with original issue discount denominated in United States dollars. Also, as described above, exchange gain or loss will be recognized when the original issue discount is paid or the United States Holder disposes of the Note.

  If the United States Holder of a Nonfunctional Currency Note has not elected to include market discount in income currently as it accrues, the amount of accrued market discount must be determined in the nonfunctional currency and translated into United States dollars using the spot exchange rate in effect on the date principal is paid or the Nonfunctional Currency Note is sold, exchanged, retired or otherwise disposed of. No part of such accrued market discount is treated as exchange gain or loss. If the United States Holder has elected to include market discount in income currently as it accrues, the amount of market discount which accrues during any accrual period will be required to be determined in units of nonfunctional currency and translated into United States dollars on the basis of the average exchange rate in effect during such accrual period. Such an electing United States Holder will recognize exchange gain or loss with respect to accrued market discount under the same rules that apply to the accrual of interest payments on a Nonfunctional Currency Note by a United States Holder on the accrual basis.

 Backup Withholding and Information Reporting

  A 31 percent "backup" withholding tax and certain information reporting requirements may apply to payments of principal, premium and interest (including any original issue discount) made to, and the proceeds of disposition of a Note by, certain United States Holders. Backup withholding will apply only if (i) the United States Holder fails to furnish its Taxpayer Identification Number ("TIN") to the payer, (ii) the IRS notifies the payor that the United States Holder has furnished an incorrect TIN, (iii) the IRS notifies the payor that the United States Holder has failed to report properly payments of interest and dividends or (iv) under certain circumstances, the United States Holder fails to certify, under penalty of perjury, that it has both furnished a correct TIN and not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

  The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

  A non-United States Holder generally will not be subject to United States federal withholding tax with respect to payments of principal, premium (if any) and interest (including original issue discount) on Notes, provided that (i) such holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) such holder is not for United States federal income tax purposes a controlled foreign corporation related to the Company through stock ownership,
(iii) the beneficial owner of the Note certifies to the Company or its agent under penalties of perjury as to its status as a non-United States Holder and complies with applicable identification procedures, and (iv) such payment is not a payment of "contingent interest" described in Code Section 871(h)(4). The applicable Pricing Supplement will indicate if a Note is described in Code
Section 871(h)(4). In certain circumstances, the above-described certification can be provided by a bank or other financial institution. Recently finalized Treasury regulations (the "Final Withholding Regulations"), that are generally effective with respect to payments made after December 31, 1999, would provide alternative methods for satisfying the above-described certification requirements. The Final Withholding Regulations also generally would require, in the case of Notes held by a foreign partnership, that (i) the certification described above be provided by the partners rather than by the foreign partnership and (ii) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule generally would apply in the case of tiered partnerships.

  In addition, a non-United States Holder of a Note generally will not be subject to United States federal income tax on any gain realized upon the sale, retirement or other disposition of a Note, unless such holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, retirement or other disposition and certain other conditions are met. If a non-United States Holder of a Note is engaged in a trade or business in the United States and income or gain from the Note is effectively connected with the conduct of such trade or business, the non-United States Holder will be exempt from withholding tax if appropriate certification has been provided, but will generally be subject to regular United States income tax on such income and gain in the same manner as if it were a United States Holder. In addition, if such non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for the taxable year, subject to adjustments.

  A Note held by an individual who is a non-United States Holder at the time of death will not be subject to United States federal estate tax upon such individual's death if at the time of death (i) such holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) payments with respect to the Note would not have been effectively connected with a United States trade or business of such individual and (iii) payments with respect to the Note would not be considered to be a payment of contingent interest as set forth in Code Section 871(h)(4).

  Backup withholding and information reporting will not apply to payments of principal, premium, if any, and interest made to a non-United States Holder by the Company on a Note with respect to which the holder has provided the required certification under penalties of perjury of its non-United States Holder status or has otherwise established an exemption, provided in each case that the Company or its paying agent, as the case may be, does not have actual knowledge that the payee is a United States person. Payments on the sale, exchange or other disposition of a Note by a non-United States Holder effected outside the United States to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50 percent or more of whose gross income is derived from its conduct of a United States trade or business for a specified three-year period (or, in addition, for payments made after December 31, 1999, a foreign partnership engaged in a United States trade or business or in which United States persons hold more than 50 percent of the income or capital interests, or certain United States branches of foreign banks or insurance companies), information reporting will be required unless the beneficial owner has provided certain required information or documentation to the broker to establish its non-United States status or otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies under penalties of perjury to its non-United States Holder status or otherwise establishes an exemption.

  Non-United States Holders should consult their tax advisors regarding the application of United States federal income tax laws, including information reporting and backup withholding, to their particular situations.

                              PLAN OF DISTRIBUTION

  The Notes are being offered on a continuing basis by the Company through ABN AMRO Incorporated, Chase Securities Inc., Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette, First Chicago Capital Markets, Inc., Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, NationsBanc Montgomery Securities LLC, Prudential Securities, Salomon Smith Barney Inc., SG Cowen Securities Corporation and Warburg Dillon Read LLC, each of whom has agreed to use its best reasonable efforts to solicit purchases of the Notes. The Company will pay each Agent a commission, which may be in the form of a discount, ranging from .125% to .750% of the principal amount of any Note, depending upon the Maturity Date (or, for Notes maturing more than 30 years from the date of issue, at a rate that the Company and the Agent may agree), sold through any such Agent. The Company may sell the Notes to any of the Agents, as principal, at a discount for their own account or for resale to investors at varying prices related to prevailing market prices at the time of resale, to be determined by such Agent or, if so agreed, at a fixed public offering price. The Company may also appoint additional agents and has reserved the right to sell the Notes by other means. In the case of sales made directly by the Company, no commission will be payable. The Company has agreed to reimburse the Agents for certain expenses.

  The Company will have the sole right to accept offers to purchase the Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised and without notice to the Company, to reject any offer to purchase Notes received by it in whole or in part.

  In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note with an identical Maturity Date, and may be resold by the Agent to investors and other purchasers from time to time as described above. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of a fixed price public offering), concession and discount may be changed by the Agent selling the Note.

  In order to facilitate the offering of the Notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the Agents may over-allot in connection with the offering, creating a short position in the Notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Notes, the Agents may bid for, and purchase, the Notes in the open market. Finally, the Agents may reclaim selling concessions allowed to a dealer for distributing the Notes in the offering if the Agents repurchase previously distributed Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The Agents are not required to engage in these activities and may end any of these activities at any time.

  The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"), or to contribute to payments such Agent may be required to make in respect thereof. Each Agent may be deemed to be an "Underwriter" within the meaning of the Act.

  No Note will have an established trading market when issued. The Company does not intend to list the Notes on a national securities exchange. The Company has been advised by the Agents that each of them currently intends to make a market in the Notes but they are not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

  From time to time, the Agents and certain of their affiliates perform investment banking, commercial banking and other financial services for the Company and its affiliates. The commercial banking affiliates of the Agents have several credit facilities in place and may receive their proportionate share of the proceeds from the sale of the Notes should the Company use the proceeds to repay these particular credit facilities. The offering of the Notes will be conducted in accordance with Rule 2710(c)(8) of the Rules of Conduct of the National Association of Securities Dealers, Inc.

                                 LEGAL OPINIONS

  Certain legal matters with respect to the Notes offered hereby will be passed upon for the Company by Orrick, Herrington & Sutcliffe LLP, San Francisco, California.

PROSPECTUS

                        TRANSAMERICA FINANCE CORPORATION

                          DEBT SECURITIES AND WARRANTS

  We may from time to time sell up to $4,000,000,000 aggregate initial offering price of our debt securities and warrants to purchase our debt securities. The debt securities may consist of debentures, notes or other types of debt. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                               ----------------

  These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                               ----------------


                               December 28, 1998

  We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement as if we had authorized it. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and the supplement to this prospectus is accurate as of the date on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery or sale. This prospectus may not be used to consummate sales of debt securities or warrants unless accompanied by a prospectus supplement.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Where You Can Find More Information........................................   3
Disclosure Regarding Forward-Looking Statements............................   4
Transamerica Finance Corporation...........................................   4
Application of Proceeds....................................................   4
Consolidated Ratio of Earnings to Fixed Charges............................   4
Description of Debt Securities.............................................   5
Description of Warrants....................................................  14
Plan of Distribution.......................................................  15
Legal Opinions.............................................................  16
Experts....................................................................  16

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. The Securities and Exchange Commission is referred to in this prospectus and the accompanying prospectus supplement as the "Commission." You may read and copy any document we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings (file number 001-06798) are also available to the public at the Commission's web site at http://www.sec.gov. You may also read any copy of these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the Commission will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until such time as all of the securities covered by this prospectus have been sold:

  (i) The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1997;

  (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

  (iii) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998; and

  (iv) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

  You may request a copy of these filings, at no cost, by writing or telephoning us as follows:

  Transamerica Finance Corporation
  600 Montgomery Street
  San Francisco, CA 94111
  Attn: Corporate Secretary
  Phone: (415) 983-4000

  You should not assume that the information in this prospectus and the accompanying prospectus supplement (each a "Prospectus Supplement") is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this prospectus and the accompanying Prospectus Supplement or any sale of the debt securities or warrants. Additional updating information with respect to the matters discussed in this prospectus and the accompanying Prospectus Supplement may be provided in the future by means of appendices or supplements to this prospectus and the accompanying Prospectus Supplement or other documents including those incorporated by reference.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. Such statements relate to, among other things, capital expenditures, cost reduction, cash flow and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "the Company believes," "the Company intends," "we believe," "we intend" and similar words or phrases. The following factors are among the principal factors that could cause actual results to differ materially from the forward-looking statements: general business and economic conditions, including the rate of inflation, employment and job growth in our markets; pricing pressures and other competitive factors, which could include business strategies; results of our programs to reduce costs; the ability to integrate any companies we acquire and achieve operating improvements at those companies; issues arising from addressing year 2000 information technology issues; opportunities or acquisitions that we pursue; and the availability and terms of financing. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by such statements.

                        TRANSAMERICA FINANCE CORPORATION

  Transamerica Finance Corporation (the "Company") is a wholly owned subsidiary of Transamerica Corporation ("Transamerica") and is principally engaged in commercial lending and leasing operations.

  Transamerica is a financial services organization which engages through its subsidiaries in commercial lending, leasing, life insurance and real estate services.

  The executive offices of the Company are located at 600 Montgomery Street, San Francisco, California 94111 (telephone: 415-983-4000).

  Because the Company is a holding company, the rights of its creditors, including the holders of the debt securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the claims of the subsidiary's creditors, which will take priority except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

                            APPLICATION OF PROCEEDS

  Except as otherwise described in the applicable Prospectus Supplement, the net proceeds from the sale of the Company's debt securities consisting of senior debentures, notes, bonds and/or other evidences of indebtedness ("Senior Securities") and/or subordinated debentures, notes, bonds and/or other evidences of indebtedness ("Subordinated Securities"; the Senior Securities and the Subordinated Securities being herein collectively referred to as "Debt Securities") and warrants to purchase Debt Securities ("Warrants") offered hereby and the exercise of Warrants will be used (1) to reduce short-term debt incurred to provide funds for use in the ordinary course of the Company's financing business, (2) to pay maturing long-term debt and (3) to provide funds needed in the ordinary course of its financing business.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

  The consolidated ratios of earnings from continuous operations to fixed charges were computed by dividing income from continuing operations before fixed charges and income taxes and extraordinary loss on early extinguishment of debt in 1993 by the fixed charges. Fixed charges consist of interest and debt expense and one-third of rent expense, which approximates the interest factor.

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                        1997 1996 1995 1994 1993
                                                        ---- ---- ---- ---- ----
Ratio of earnings to fixed charges..................... 1.51 1.68 1.70 1.66 1.37

  For current information on the Consolidated Ratio of Earnings to Fixed Charges, see our most recent reports on Form 10-K and Form 10-Q. See "Where You Can Find More Information."

                         DESCRIPTION OF DEBT SECURITIES

  The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

  The Senior Securities are to be issued under an Indenture dated as of April 1, 1991 (the "Senior Indenture") between the Company and Harris Trust and Savings Bank, as Trustee (the "Senior Trustee"). The Subordinated Securities are to be issued under an Indenture dated as of April 1, 1991 (the "Subordinated Indenture") between the Company and The Bank of New York as successor trustee to First Interstate Bank of California, formerly First Interstate Bank, Ltd., as Trustee (the "Subordinated Trustee"; together with the Senior Trustee, the "Trustees"). The Senior Indenture and the Subordinated Indenture (collectively, the "Indentures") are exhibits to the Registration Statement. The following summaries of certain provisions of the Indentures do not purport to be complete and are qualified in their entirety by reference to the provisions of the Indentures. Numerical references in parentheses below are to sections of the Indentures and, unless otherwise indicated, capitalized terms shall have the meanings given to them in the Indentures.

GENERAL

  Debt Securities and Warrants offered by this Prospectus will be limited to an aggregate initial public offering price of $4,000,000,000 (unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$", "dollars", "U.S. dollars" or "U.S. $")) or the equivalent thereof in one or more foreign currencies or composite currencies. The Indentures provide that Debt Securities in an unlimited amount may be issued thereunder from time to time in one or more series. The Senior Securities will rank pari passu with other Senior Indebtedness of the Company. The Subordinated Securities will rank pari passu with other Subordinated Indebtedness of the Company and, together with such Subordinated Indebtedness, will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Company as described under "Subordination-- Subordinated Securities."

  The applicable Prospectus Supplement will describe the following terms of the series of Debt Securities offered thereby: (i) the title of the Debt Securities; (ii) any limit on the aggregate principal amount of the Debt Securities; (iii) whether the Debt Securities are Senior Securities or Subordinated Securities; (iv) whether the Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any Bearer Securities will be subject to any limitations on offering, sale and distribution, whether any of the Debt Securities are to be issuable initially in temporary global form and whether any of the Debt Securities are to be issuable in permanent global form; (v) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (vi) the date or dates on which the Debt Securities will mature; (vii) the rate or rates at which the Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, and the date or dates from which any such interest will accrue;
(viii) the Interest Payment Dates on which any such interest on the Debt Securities will be payable, the Regular Record Date for any interest payable on any Debt Securities which are Registered Securities on any Interest Payment Date, and the extent to which, or the manner in which, any interest payable on a temporary global Security on an Interest Payment Date will be paid if other than in the manner described under "Temporary

Global Securities" below; (ix) the person to whom any interest on any Registered Security will be payable if other than the person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest as described under "Payment and Paying Agents" below, and the manner in which any interest on any Bearer Security will be paid if other than in the manner described under "Payment and Paying Agents" below;
(x) any mandatory or optional sinking fund or analogous provisions; (xi) each office or agency where, subject to the terms of the Indenture as described below under "Payment and Paying Agents," the principal of and any premium and interest on the Debt Securities will be payable and each office or agency where, subject to the terms of the Indenture as described under "Form, Exchange, Registration and Transfer" below, the Debt Securities may be presented for registration of transfer or exchange; (xii) the date, if any, after which, and the price or prices at which, the Debt Securities may be redeemed, in whole or in part at the option of the Company or the Holder, or pursuant to mandatory redemption provisions, and the other detailed terms and provisions of any such optional or mandatory redemption provisions; (xiii) the denominations in which any Debt Securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any Debt Securities which are Bearer Securities will be issuable, if other than the denomination of $5,000; (xiv) the currency of payment of principal of and any premium and interest on the Debt Securities; (xv) any index used to determine the amount of payments of principal of and any premium and interest on the Debt Securities; (xvi) the portion of the principal amount of the Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (xvii) the application, if any, of either or both of the defeasance or covenant defeasance sections of the Indenture as described below under "Defeasance and Covenant Defeasance" to the Debt Securities; (xviii) the Person who shall be the Security Registrar for Debt Securities issuable as Registered Securities, if other than the Trustee, the Person who shall be the initial Paying Agent and the Person who shall be the initial Common Depositary or the depositary, as the case may be; (xix) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture; and (xx) the terms of any Warrants offered together with such Debt Securities. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities of such series.

  Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their stated principal amounts. Special United States federal income tax considerations applicable to Debt Securities issued at an original issue discount will be set forth in a Prospectus Supplement relating thereto. Special United States tax considerations applicable to any Debt Securities that are denominated in a currency other than United States dollars or that use an index to determine the amount of payments of principal of and any premium and interest on the Debt Securities will be set forth in a Prospectus Supplement relating thereto.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

  Debt Securities of a series may be issuable in definitive form solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise indicated in an applicable Prospectus Supplement, definitive Bearer Securities (other than Bearer Securities in global form) will have interest coupons attached. (Section 201) The Indenture also will provide that Bearer Securities of a series may be issuable in permanent global form. (Section 201) See "Permanent Global Securities" below. If Bearer Securities are being offered, the applicable Prospectus Supplement will set forth various limitations on their offering, sale and distribution.

  Registered Securities of any series will be exchangeable for other Registered Securities of the same series of authorized denominations and of a like aggregate principal amount and tenor. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities surrendered in exchange for Registered Securities between the close of business on a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (Section 305) Each Bearer Security other than a temporary global Bearer Security will bear a legend substantially to the following effect: "Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

  Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Debt Security issued in global form) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Unless the Prospectus Supplement provides otherwise, the applicable Trustee will be the initial Security Registrar for the Debt Securities. (Sections 101 and 305) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or Security Registrar) acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located in Europe. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

  The Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and ending at the close of business on the day for such mailing and
(B) if Debt Securities of the series are issuable as either Bearer Securities or Registered Securities, the earlier of the day of the first publication of the relevant notice of redemption or the mailing of the relevant notice of redemption and ending on the close of business on such earlier day; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305)

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time or, at the option of the Holder, by a check or by transfer to an account maintained by the payee with a bank located outside the United States. (Section
1002) Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender outside the United States, to a Paying Agent, of the coupon relating to such Interest Payment Date. (Section 1001) No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Sections 307 and 1002)

  Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the limited circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series. (Section 1002)

  All moneys paid by the Company to a Paying Agent or held by the Company in trust for the payment of principal of and any premium or interest on any Debt Security, which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable, will be discharged from trust and repaid to the Company and the Holder of such Debt Security or any coupon will thereafter, as an unsecured general creditor, look only to the Company for payment thereof. (Section 1003)

TEMPORARY GLOBAL SECURITIES

  If so specified in an applicable Prospectus Supplement, all or any portion of the Debt Securities of a series which are issuable as Bearer Securities will initially be represented by one or more temporary global Securities, without interest coupons, to be deposited with a common depositary for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and CEDEL S.A. ("CEDEL") for credit to the designated accounts. On and after the date determined as provided in any such temporary global Security and described in an applicable Prospectus Supplement, but within a reasonable period of time, each such temporary global Security will be exchangeable for definitive Bearer Securities, definitive Registered Securities or all or a portion of a permanent global Bearer Security, or any combination thereof, as specified in an applicable Prospectus Supplement, only under the circumstances set forth in the accompanying pricing supplement to such Prospectus Supplement. No definitive Bearer Security delivered in exchange for a portion of a temporary global Security shall be mailed or otherwise delivered to any location in the United States or its possessions in connection with such exchange. (Section 304) Any special restrictions on delivery of a Debt Security issued in permanent global form will be set forth in a Prospectus Supplement relating thereto.

PERMANENT GLOBAL SECURITIES

  If any Debt Securities of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the distribution procedures applicable to such securities in permanent global form (including any applicable certification requirements) and the circumstances, if any, under which beneficial owners of interests in any such permanent global Security may exchange such interests for Debt Securities of such series and of like tenor and principal amount of any authorized form and denomination. (Section 305) A Person will, except with respect to payment of principal of and any premium and interest on such permanent global Security, be treated as a Holder of such principal amount of Outstanding Securities represented by such permanent global Security as shall be specified in a written statement of the Holder of such permanent global Security. (Section 203) Principal of and any premium and interest on a permanent global Security will be payable in the manner described in the applicable Prospectus Supplement.

SUBORDINATION

 General

  As used herein "Senior Indebtedness" means all Debt of the Company, except Subordinated Indebtedness and Junior Subordinated Indebtedness; "Debt" of the Company means all indebtedness representing money borrowed, which indebtedness is incurred or guaranteed by the Company; "Subordinated Indebtedness" means all Debt of the Company, other than Junior Subordinated Indebtedness, which is subordinate and junior in right with respect to the general assets of the Company to Senior Indebtedness; "Junior Subordinated Indebtedness" means all Debt of the Company which is subordinate and junior in right with respect to the general assets of the Company to all other Debt of the Company (including without limitation Senior Indebtedness and Subordinated Indebtedness).

 Subordinated Securities

  The payment of principal, premium, if any, and interest in respect of the Subordinated Securities is expressly subordinated in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness which may at any time and from time to time be outstanding. In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, whether or not pursuant to bankruptcy laws, sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of the Company, no amount shall be paid by the Company in respect of the principal, premium, if any, or interest on the Subordinated Securities or any related coupon unless and until all Senior Indebtedness shall have been paid in full together with all interest thereon and all other amounts payable in respect thereof. (Subordinated Indenture Section 1501)

  The Subordinated Indenture also states that if an Event of Default with respect to the Subordinated Securities, other than those specified in the preceding paragraph, shall happen and be continuing, no amount shall be paid by the Company in respect of the principal, premium, if any, or interest on the Subordinated Securities or any related coupon, except at Stated Maturity (subject to the preceding paragraph) and except for current interest payments as provided in the Subordinated Securities or any related coupon, unless and until all Senior Indebtedness shall have been paid in full together with all interest thereon and all other amounts payable in respect thereof. Further, in the event of any default in the payment of any Senior Indebtedness and during the continuance of any such default, the Subordinated Indenture states that no amount shall be paid by the Company in respect of the principal, premium, if any, or interest on the Subordinated Securities or any related coupon, except at Stated Maturity (subject to the preceding paragraph), and except for current interest payments as provided in the Subordinated Securities or any related coupon. (Subordinated Indenture Section 1501)

  There are no restrictions in the Subordinated Indenture with respect to the creation of Senior Indebtedness. At December 31, 1997, Senior Indebtedness aggregated approximately $5.34 billion. The Company expects to make additional borrowings constituting Senior Indebtedness from time to time.

CERTAIN COVENANTS OF THE COMPANY WITH RESPECT TO SENIOR SECURITIES

 Limitations on Liens

  The Senior Indenture provides that neither the Company nor any Subsidiary will create, incur or assume any mortgage, pledge, lien, charge or other security interest on any of the assets of the Company or of any Subsidiary (except to secure Debt to the Company or a Subsidiary) without making effective provision whereby the Senior Securities shall be equally and ratably secured except: (i) such security interests on assets of the Company or any Subsidiary existing at the date of the Senior Indenture and renewals thereof; (ii) certain purchase money liens, liens on real property and any improvements thereon constructed in whole or in part by or for the Company or any Subsidiary to secure the cost of such construction improvements made after the date of the Senior Indenture, existing security interests on after-acquired assets, and renewals thereof; (iii) certain security interests affecting property of a corporation existing at the time it first becomes a Subsidiary, and renewals thereof; (iv) certain security interests in connection with taxes or legal proceedings or created in the ordinary course of business and not in connection with the borrowing of money; (v) certain security interests in connection with government and certain other contracts; and (vi) certain security interests on property and assets in connection with any arrangement involving the transfer of such property or assets where the transfer is accounted for as a sale under generally accepted accounting principles. In the case of clause (ii) above, the principal amount secured by any of such security interests may not exceed the lesser of the cost or fair value (as determined by the Board of Directors) of the property subject to such security interests and, in the case of clause
(iii) above, the principal amount secured by any of such security interests may not exceed the lesser of the book value or fair value (as determined by the Board of Directors) of the property subject to such security interest. (Senior Indenture Section 1007)

 Limitations on Mergers

  The Senior Indenture provides that if any merger or consolidation of the Company with or into any other corporation or any conveyance or transfer to any person of all or substantially all of the property or assets of the Company would subject any of the property or assets of the Company owned immediately prior to such consolidation, merger, conveyance or transfer to any mortgage, pledge, lien, charge or other security interest, the Company will, prior to such consolidation, merger, conveyance or transfer, secure the Senior Securities, equally and ratably with any other Debt of the Company then entitled to be so secured, by a direct lien on all such property or assets equal to and ratable with all liens other than any theretofore existing thereon. (Senior Indenture Section 803)

ABSENCE OF OTHER RESTRICTIVE COVENANTS AND EVENT RISK PROVISIONS

  The Indentures do not contain any provision which will restrict the Company in any way from paying dividends or making other distributions on its capital stock or purchasing or redeeming any of its capital stock, or from incurring, assuming or becoming liable upon Senior Indebtedness or Subordinated Indebtedness or any other type of debt or other obligations. The Indentures do not contain any financial ratios or specified levels of net worth or liquidity to which the Company must adhere. In addition, the Subordinated Indenture does not restrict the Company from creating liens on its property for any purpose. In addition, the Indentures do not contain any provisions which would require the Company to repurchase or redeem or otherwise modify the terms of any of its Debt Securities upon a change in control or other events involving the Company which may adversely affect the creditworthiness of the Debt Securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company, without the consent of the Holders of any of the Outstanding Securities under the Indentures, may consolidate with or merge into, or convey or transfer its assets substantially as an entirety to, any Person that is a corporation, partnership or trust organized and existing under the laws of any domestic jurisdiction, provided that any successor Person assumes the Company's obligations on the Debt Securities and under the Indentures, that after giving effect to the transaction no Event of Default and no event which, after notice or lapse of time, would become an Event of Default shall have occurred and be continuing, and that certain other conditions are met. (Section 801)

DEFAULTS AND CERTAIN RIGHTS ON DEFAULT

  Each Indenture defines an Event of Default with respect to any series of Debt Securities thereunder as being any of the following events and such other events as may be established for the Debt Securities of such series: (i) default for 30 days in any payment of interest on the Debt Securities of such series; (ii) default with respect to Debt Securities of such series in any payment of principal or premium, if any, when due; (iii) default in the payment of any sinking fund installment with respect to the Debt Securities of such series when due; (iv) default in performance of any other covenant in the Indenture for 60 days after written notice to the Company by the Trustee or the Holders of at least 15% in principal amount of the Debt Securities of such series then Outstanding; (v) failure by the Company or any Subsidiary to pay any Debt in an amount exceeding $10,000,000 at maturity; (vi) acceleration of any Debt of the Company or any Subsidiary in an amount exceeding $10,000,000 under the terms of the instrument under which such Debt is or may be outstanding, if such acceleration is not annulled within 30 days after notice to the Company by the Trustee or the Holders of at least 15% in principal amount of the Debt Securities of such series then Outstanding; or (vii) certain events of bankruptcy, insolvency, receivership or reorganization. (Section 501) The Company will be required to file with the Trustee annually a written statement as to the fulfillment of its obligations under the Indenture. (Section 704)

  If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Outstanding Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Outstanding Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, and subject to applicable law and certain other provisions of the applicable Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

  Each Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holder shall have offered to the Trustee reasonable indemnity. (Sections 601 and 603) Subject to such provisions for the indemnification of the Trustee, and subject to applicable law and certain other provisions of the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

MEETINGS, MODIFICATION AND WAIVER

  Modifications and amendments of each Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security or related coupon, (ii) reduce the principal amount of, or premium or interest on, any Debt Security or related coupon or any premium payable upon the redemption thereof, (iii) change any obligation of the Company to pay additional amounts, (iv) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (v) change the coin or currency in which any Debt Security or any premium or interest thereon is payable, (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security,
(vii) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (viii) reduce the requirements contained in the Indenture for quorum or voting, (ix) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by the Indenture, (x) with respect to the Subordinated Indenture, modify the terms relating to subordination in a manner adverse to the Holders of Debt Securities issued under that Indenture, (xi) adversely affect the right of repayment, if any, of the Debt Securities at the option of the Holders thereof, or (xii) modify any of the above provisions. (Section 902)

  The Holders of at least a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Senior Indenture Section 1009 and Subordinated Indenture Section 1008) The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Debt Securities of that series and any coupons appertaining thereto, waive any past default and its consequences under the Indenture with respect to Debt Securities of that series, except a default (i) in the payment of principal of (or premium, if any) or any interest on any Debt Security or coupon of such series, and (ii) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series or coupon affected. (Section 513)

  Each Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities or the number of votes entitled to be cast by the Holder of any Debt Security (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) the principal amount of a Debt Security denominated in a foreign currency or a composite currency shall be the U.S. dollar equivalent, determined as of the date of original issuance of such Debt Security by the Company in good faith, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined as of the date of original issuance of such Debt Security, of the amount determined as provided in (i) above). (Section 101)

  Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. (Section 1301) A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section
1302) Except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum (as described below) is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Securities of that series; provided, however, that, any resolution with respect to any consent or waiver which must be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities of a series may be adopted at a meeting or an adjourned meeting duly convened at which a quorum is present only by the affirmative vote of the Holders of 66 2/3% in principal amount of the Outstanding Securities of that series; and provided, further, that, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which must be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities of a series, the persons holding or representing 66 2/3% in principal amount of the Outstanding Securities of such series will constitute a quorum. (Section 1304)

DEFEASANCE AND COVENANT DEFEASANCE

  Each Indenture provides, unless the Company elects otherwise pursuant to
Section 301 of the Indenture with respect to the Debt Securities of any series, that the Company may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (ii) to be released from its obligations with respect to such Debt Securities under Sections 1006, 1007 and 1008 of the Senior Indenture and Sections 1006 and 1007 of the Subordinated Indenture ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may only be established if, among other things, the Company has delivered to the trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred and, in the case of Bearer Securities, there will be no adverse federal tax consequences to the Holders of such Bearer Securities as a result of such defeasance or covenant defeasance. Such opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture. In the case of covenant defeasance, such termination will not relieve the Company of its obligation to pay when due the principal of or interest on the Debt Securities of such series if the Debt Securities of such series are not paid from the money or Government Obligations held by the Trustee for the payment thereof. The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series. (Article Fourteen)

NOTICES

  Except as otherwise provided in the applicable Indenture, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such Securities. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Sections 101 and 106)

TITLE

  Title to any Bearer Securities and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

REPLACEMENT OF DEBT SECURITIES AND COUPONS

  Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such Debt Security to the Trustee.

Debt Securities or coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Debt Security, coupon or coupons or evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 306)

CONCERNING THE TRUSTEES

  An affiliate of Harris Trust and Savings Bank, the Senior Trustee under the Senior Indenture, has stand-by credit facilities with the Company in the amount of $80,000,000, the borrowings under which would rank on a parity with the Senior Securities. The Company may from time to time conduct other transactions with the Senior Trustee. The Senior Trustee is also the trustee under the Company's Indenture dated as of July 1, 1982 and the Company's Indenture dated as of November 1, 1987 pursuant to each of which the Company has outstanding Senior Indebtedness.

  The Bank of New York, the Subordinated Trustee under the Subordinated Indenture, has stand-by credit facilities with the Company in the amount of $80,000,000, the borrowings under which would be senior to the Subordinated Securities. The Company may from time to time conduct other transactions with the Subordinated Trustee. The Subordinated Trustee is also the successor trustee under the Company's Indenture dated as of September 1, 1984 pursuant to which the Company has outstanding Subordinated Indebtedness.

  The Senior Trustee or the Subordinated Trustee may from time to time make loans to the Company and perform other services for the Company in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act) the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify security holders to this effect and any security holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

                            DESCRIPTION OF WARRANTS

  The following description of the terms of the Warrants sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in the Prospectus Supplement relating to such Warrants.

  Warrants may be offered independently or together with any series of Debt Securities offered by a Prospectus Supplement and may be attached to or separate from such Debt Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Warrant Agent"), all as set forth in the Prospectus Supplement relating to such series of Warrants. The Warrant Agent will act solely as the agent of the Company in connection with the certificates for the Warrants (the "Warrant Certificates") of such series and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of Warrants. Copies of the forms of Warrant Agreements, including the forms of Warrant Certificates, are filed as an exhibit to the Registration Statement to which this Prospectus pertains. The following summaries of certain provisions of the forms of Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant Certificates.

GENERAL

  Reference is hereby made to the Prospectus Supplement relating to the particular series of Warrants, if any, offered thereby for the terms of such Warrants including, where applicable: (i) the offering price; (ii) the currencies in which such Warrants are being offered; (iii) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of such Warrants; (iv) the designation and terms of the series of Debt Securities with which such Warrants are being offered and the number of such Warrants being offered with each such Debt Security; (v) the date on and after which such Warrants and the related series of Debt Securities will be transferable separately; (vi) the principal amount of the series of Debt Securities purchasable upon exercise of each such Warrant and the price at which and currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vii) the date on which the right to exercise such Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (viii) federal income tax consequences; and (ix) any other terms of such Warrants.

  Warrant Certificates of each series will be in registered form and will be exchangeable at the option of the holder thereof for Warrant Certificates of such series of like tenor representing in the aggregate the number of Warrants surrendered for exchange. Warrant Certificates of each series will be transferable upon surrender without service charge, subject to the payment of any taxes or other governmental charges due in respect of a transfer, and will be exchangeable and transferable at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement relating to such series of Warrants. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the series of Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest on the series of Debt Securities purchasable upon such exercise, or to enforce any of the covenants in the applicable Indenture.

EXERCISE OF WARRANTS

  Each Warrant will entitle the holder thereof to purchase such principal amount of the related series of Debt Securities at such exercise price as shall in each case be set forth in, or calculable as set forth in, the Prospectus Supplement relating to such Warrant. Warrants of a series may be exercised at the corporate trust office of the Warrant Agent for such series of Warrants (or any other office indicated in the Prospectus Supplement relating to such series of Warrants) at any time prior to 5:00 P.M., New York City time, on the Expiration Date set forth in the Prospectus Supplement relating to such series of Warrants. After the close of business on the Expiration Date relating to such series of Warrants (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants of such series will become void.

  Warrants of a series may be exercised by delivery to the appropriate Warrant Agent of payment, as provided in the Prospectus Supplement relating to such series of Warrants, of the amount required to purchase the principal amount of the series of Debt Securities purchasable upon such exercise, together with certain information as set forth on the reverse side of the Warrant Certificate evidencing such Warrants. Such Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt within five business days of such Warrant Certificate. Upon receipt of such payment and such Warrant Certificate, properly completed and duly executed, at the corporate trust office of the appropriate Warrant Agent (or any other office indicated in the Prospectus Supplement relating to such series of Warrants), the Company will, as soon as practicable, issue and deliver the principal amount of the series of Debt Securities purchasable upon such exercise. If fewer than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                              PLAN OF DISTRIBUTION

  The Company may sell the Debt Securities and the Warrants separately or together, (i) to one or more underwriters or dealers for public offering and sale by them and (ii) to investors directly or through agents. The distribution of the Debt Securities and the Warrants may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Debt Securities and the Warrants offered thereby.

  In connection with the sale of the Debt Securities and the Warrants, underwriters, dealers or agents may receive compensation from the Company or from purchasers of the Debt Securities and the Warrants for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents that participate in the distribution of the Debt Securities and the Warrants may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of the Debt Securities and the Warrants received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from the Company will be described in the Prospectus Supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Under agreements that may be entered into with the Company, underwriters, dealers and agents may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

  Each underwriter, dealer and agent participating in the distribution of any Debt Securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, Debt Securities in bearer form to persons located in the United States or to United States persons (other than qualifying financial institutions), in connection with the original issuance of the Debt Securities.

  All Debt Securities and Warrants will be new issues of securities with no established trading market. Any underwriters to whom Debt Securities or Warrants are sold by the Company for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities.

  Certain of the underwriters or agents and their affiliates may be customers of, engage in transactions with and perform investment banking, commercial banking and other financial services for the Company and its affiliates in the ordinary course of business.

                                 LEGAL OPINIONS

  Certain legal matters with respect to the Debt Securities and Warrants offered hereby will be passed upon for the Company by Orrick, Herrington & Sutcliffe LLP, San Francisco, California.

                                    EXPERTS

  The consolidated financial statements of Transamerica Finance Corporation and subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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                                 $4,000,000,000

                                  TRANSAMERICA
                                    FINANCE
                                  CORPORATION

                          MEDIUM-TERM NOTES, SERIES F
                              DUE 9 MONTHS OR MORE
                               FROM DATE OF ISSUE


                              [TRANSAMERICA LOGO]

                         -----------------------------

                             PROSPECTUS SUPPLEMENT

                         -----------------------------

                             ABN AMRO INCORPORATED
                             CHASE SECURITIES INC.
                           CREDIT SUISSE FIRST BOSTON
                          DONALDSON, LUFKIN & JENRETTE
                      FIRST CHICAGO CAPITAL MARKETS, INC.
                              GOLDMAN, SACHS & CO.
                                LEHMAN BROTHERS
                              MERRILL LYNCH & CO.
                               J.P. MORGAN & CO.
                           MORGAN STANLEY DEAN WITTER
                     NATIONSBANC MONTGOMERY SECURITIES LLC
                             PRUDENTIAL SECURITIES
                              SALOMON SMITH BARNEY
                                    SG COWEN
                            WARBURG DILLON READ LLC

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